Exhibit 10.1

POOLING AGREEMENT

THIS POOLING AGREEMENT (this “Agreement”) is made as of the 1st day of January, 2011 (the “Effective Date”), by and among (i) Marriott International, Inc., a Delaware corporation (hereinafter referred to as “Marriott”), (ii) Marriott Hotel Services, Inc., a Delaware corporation, Residence Inn By Marriott, LLC, a Delaware limited liability company, Courtyard Management Corporation, a Delaware corporation, SpringHill SMC, LLC, a Delaware limited liability company, and Towneplace Management, LLC, a Delaware limited liability company (the entities named in this clause (ii) each sometimes hereinafter referred to individually as a “Manager” and collectively as the “Managers”), and (iii) HPT TRS MRP, INC., a Maryland corporation (hereinafter referred to as “Tenant”).

RECITALS:

A.            HPTMI Properties Trust, a Maryland real estate investment trust (“Landlord”) and Tenant are parties to a certain Amended, Restated and Consolidated Master Lease Agreement dated of even date herewith (the “Lease”) relating to the properties listed on Exhibit A attached hereto (each a “Property” and collectively the “Properties”).

B.            As of the Effective Date, Tenant has entered into (i) an Amended and Restated Management Agreement with each applicable Manager with respect to each Property (each a “Management Agreement” and collectively the “Management Agreements”), and (ii) an Amended and Restated Franchise Agreement with Marriott with respect to each Property (each a “Franchise Agreement” and collectively the “Franchise Agreements”).

C.            Each Property that is subject to the Lease and a Management Agreement shall constitute a “Portfolio Property” and all of such Properties shall collectively constitute the “Portfolio Properties.”  Any Property with respect to which a Manager Deconsolidation Event has occurred shall thereafter no longer be considered a Portfolio Property.

D.            Simultaneously with the execution and delivery of this Agreement, Marriott and Tenant entered into a guaranty agreement (the “Marriott Guaranty Agreement,” or the “Guaranty Agreement”) pursuant to which, inter alia, Marriott has agreed to guarantee to Tenant (subject to the terms, conditions and limitations set forth therein) that Tenant will receive timely payment of a certain portion of Aggregate Tenant’s Priority with respect to the Portfolio Properties in certain events, upon terms and conditions set forth in this Agreement and the Marriott Guaranty Agreement.

E.             The parties desire, inter alia, that (i) the revenues generated by the operations of the Portfolio Properties be pooled for purposes of paying operating expenses of the Portfolio Properties, fees and other amounts due to Marriott, the Managers and Tenant, and distributions to various other persons, and (ii) working capital and reserves of the Portfolio Properties be managed on a pooled basis, all as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Marriott, each Manager, and Tenant hereby covenant and agree as follows:

ARTICLE I

DEFINED TERMS

1.01                           Definitions.

The following capitalized terms as used in this Agreement shall have the meanings set forth below:

“Accounting Period” shall have the meaning, with respect to any Portfolio Property, given such term in the Management Agreement for such Portfolio Property.

“Additional Manager Advances” shall mean advances made by the Managers and as so defined in each Management Agreement, together with simple interest at the rate of nine percent (9%) per annum on the outstanding balance thereof from time to time.

“Additional Marriott Advances” shall mean all advances made by Marriott pursuant to Sections 3.03, 4.03 (to the extent described therein as deemed Additional Marriott Advances) and 5.01.B of this Agreement, together with simple interest at the rate of nine percent (9%) per annum on the outstanding balance thereof from time to time.

“Advance Notice” shall have the meaning set forth in Section 4.03.B.

“Affiliate” shall have the meaning set forth in the Management Agreements.

“Aggregate Accounting Period Statement” shall have the meaning set forth in Section 3.01.

“Aggregate Amount Funded” shall have the meaning set forth in the Marriott Guaranty Agreement.

“Aggregate Annual Operating Statement” shall have the meaning set forth in Section 3.02.A.

“Aggregate Deductions” shall mean, for any given period, the sum of Deductions for the Portfolio Properties for such period.

“Aggregate First Incentive Management Fee” shall mean, for any given period, an amount equal to thirty percent (30%) of Aggregate Operating Profit remaining after deducting amounts paid or payable in respect of Sections 2.02.A(1) and (2) hereof, payable in accordance with Sections 3.01 and 3.02 hereof.

“Aggregate Gross Revenues” shall mean, for any given period, the sum of Gross Revenues for the Portfolio Properties for such period.

“Aggregate Operating Loss” shall mean, for any given period, a negative Aggregate Operating Profit for such period.

“Aggregate Operating Profit” shall mean, for any given period, an amount equal to Aggregate Gross Revenues less Aggregate Deductions for such period.

“Aggregate Second Incentive Management Fee” shall mean, for any given period, an amount equal to thirty-seven and one-half percent (37.5%) of Aggregate Operating Profit remaining after deducting amounts paid or payable in respect of Sections 2.02.A(1) through (4) hereof, payable in accordance with Sections 3.01 and 3.02 hereof.

“Aggregate System Fee” shall, during any given Portfolio Fiscal Year (or portion thereof), be equal to the sum of the System Fees for the Portfolio Properties for such period.

“Aggregate Tenant’s Priority” shall mean, for any given period, the sum of the Tenant’s Priority for the Portfolio Properties for such period, payable in accordance with Sections 3.01 and 3.02 hereof; provided, however, effective on (i) the date the sale of an Exit Hotel is consummated pursuant to the Exit Hotel Agreement, Aggregate Tenant’s Priority  payable with respect to each Portfolio Accounting Period for the Portfolio Properties shall be decreased by an amount equal to the quotient obtained by dividing (a) nine percent (9%) times the amount of the Exit Hotel Sales Proceeds with respect such sale, by (b) thirteen (13), and (ii) if applicable, the date an Unsold Initial Exit Hotel is deemed sold pursuant to the Exit Hotel Agreement, Aggregate Tenant’s Priority payable with respect to each Portfolio Accounting Period for the Portfolio Properties shall be decreased by an amount equal to the quotient obtained by dividing (a) nine percent (9%) times the amount of the “Reserve Price” (as defined in the Exit Hotel Agreement) for such Unsold Initial Exit Hotel, by (b) thirteen (13).  If any sale (or deemed sale, if applicable) of an Exit Hotel is consummated during any Portfolio Accounting Period on a day other than the first day of a Portfolio Accounting Period, the Aggregate Tenant’s Priority payable for the Portfolio Properties on the first day of the immediately following Portfolio Accounting Period (after having been so decreased) shall be further decreased (but only for such instant Portfolio Accounting Period) by the amount by which Aggregate Tenant’s Priority for the preceding Portfolio Accounting Period, as adjusted for reduction on a per diem basis, is less than the amount of Aggregate Tenant’s Priority actually paid to Tenant for such preceding Portfolio Accounting Period.

“Aggregate Tenant’s Priority Shortfall” shall have the meaning set forth in Section 2.02.B.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Formula” shall have the meaning set forth in Section 6.02.C.

“Available Funds” shall have the meaning set forth in Section 2.02.A(2).

“Business Day” shall have the meaning given such term in the Management Agreements.

“Consolidated Financials” shall mean, for any fiscal year or other accounting period of Marriott, annual audited and quarterly unaudited financial statements of Marriott prepared on a consolidated basis, including Marriott’s consolidated balance sheet and the related statements of income and cash flows, all in reasonable detail, and setting forth in comparative form for the corresponding figures for the corresponding period in the preceding fiscal year, and prepared in accordance with GAAP throughout the periods reflected.

“Controlling Interest” shall mean (i) if the Person is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such Person (through ownership of such shares or by contract), or (ii) if the Person is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the business, management or policies of such Person.

“Corporate Transfer” shall have the meaning set forth in Section 10.01.A.

“Deconsolidation Event” shall have the meaning set forth in Section 6.02.A.

“Deductions” shall have the meaning, for each Property, given such term in the Management Agreement for such Property.

“Effective Date” shall have the meaning set forth in the Preamble.

“Exit Hotel” shall mean a Portfolio Property sold (or deemed sold) by Landlord during the Term of this Agreement in accordance with the terms and conditions of the Exit Hotel Agreement.

“Exit Hotel Agreement” shall mean the Exit Hotel Agreement dated of even date herewith among Landlord, Tenant, Marriott and the Managers.

“Exit Hotel Sales Proceeds” shall mean the “Net Sales Proceeds” received, or deemed to be received, by Landlord upon the sale of an Exit Hotel, as such term is defined in the Exit Hotel Agreement.

“First Incentive Management Fee” shall have the meaning, for each Property, given such term in the Management Agreement for such Property.

“Fiscal Year” shall have the meaning, for each Portfolio Property, given such term in the Management Agreement for such Portfolio Property.

“Franchise Agreement” and “Franchise Agreements” shall have the meanings set forth in the Recitals, and shall include only the Franchise Agreements for the Portfolio Properties.

“GAAP” shall mean generally accepted accounting principles consistently applied.

“Gross Revenues” shall have the meaning, for each Property, given such term in the Management Agreement for such Property.

“Guaranty Term” shall have the meaning given such term in the Marriott Guaranty Agreement.

“Guaranty Termination Event” shall have the meaning set forth in Section 4.03.

“HPT” shall mean Hospitality Properties Trust, a Maryland real estate investment trust.

“HPT Guaranty” shall mean the guaranty agreement of even date herewith pursuant to which, inter alia, HPT has agreed to guarantee to Marriott and the Managers (subject to the terms, conditions and limitations set forth therein) that Landlord will timely fund the costs of the Renovations with respect to certain Portfolio Properties in accordance with the Renovation-Related Agreements.

“Landlord” shall have the meaning set forth in the Recitals.

“Landlord Deconsolidation Event” shall have the meaning set forth in Section 6.02.A.

“Lease” shall have the meaning set forth in the Management Agreements.

“Management Agreement” and “Management Agreements” shall have the meanings set forth in the Recitals, but shall include only the Management Agreements for the Portfolio Properties.

“Manager” and “Managers” shall have the meaning set forth in the Preamble.

“Manager Deconsolidation Event” shall have the meaning set forth in Section 6.02.A.

“Manager Reserve Advances” shall mean advances made by the Managers and as so defined in each Management Agreement.

“Marriott” shall have the meaning set forth in the Preamble.

“Marriott Guaranty Advance” shall mean an advance under the Marriott Guaranty Agreement allocated to pay a portion of Aggregate Tenant’s Priority (as more particularly set forth in the Marriott Guaranty Agreement).

“Marriott Guaranty Agreement” or “Guaranty Agreement” shall have the meaning set forth in the Recitals.

“Master Funding Agreement” shall mean the Master Funding Agreement of even date herewith among Landlord, Tenant and Marriott.

“Officer’s Certificate” shall mean a certificate executed by a vice president of Manager which certifies that with respect to the Aggregate Annual Operating Statement delivered under Section 3.02.A and the annual accounting delivered under Section 3.02.B hereof, that the accompanying statement or accounting has been properly prepared in accordance with GAAP and fairly presents the financial operations of the Hotels.

“Owner Agreement” shall mean the Amended and Restated Owner Agreement applicable to the Portfolio Properties, among, as applicable, Landlord, Marriott, the applicable Manager, and Tenant.

“Person” shall mean any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or entity where the context so admits.

“Pooled Reserve” shall have the meaning set forth in Section 5.02.

“Pooled Working Capital” shall have the meaning set forth in Section 5.01.

“Portfolio Accounting Period” shall have the same meaning as the definition of “Accounting Period” as set forth in the Management Agreements applicable to the Portfolio Properties.  Marriott shall have the right to make changes to the Portfolio Accounting Periods in the future, and appropriate adjustments to this Agreement’s reporting and accounting procedures shall be made; provided, however, that no such change or adjustment shall in any way reduce or in any material respect delay the distribution of Aggregate Operating Profit or other payments due hereunder.

“Portfolio Agreements” shall mean the agreements effective as of January 1, 2011 by and among Marriott, Landlord, the Managers and Tenant, as applicable, pertaining to the operation of the Portfolio Properties, including without limitation, this Agreement, the Owner Agreement, the Franchise Agreements and the Management Agreements.

“Portfolio Fiscal Year” shall have the same meaning as the definition of “Fiscal Year” as set forth in the Management Agreements applicable to the Portfolio Properties; provided, however, if the “Fiscal Year” as set forth in the Management Agreements applicable to the Portfolio Properties changes, no such change or adjustment, as such change is implemented in this Agreement, shall in any way reduce or in any material respect delay the distribution of Aggregate Operating Profit or other payments due hereunder.

“Portfolio Property” and “Portfolio Properties” shall have the meanings set forth in the Recitals.

“Property” and “Properties” shall have the meanings set forth in the Recitals.

“Prorated Portions” shall have the meaning set forth in Section 3.01.

“Reimbursable Advances” shall mean the amounts paid or payable in respect of Item (2) of Section 2.02.A.

“Renovations” shall mean the renovation and improvement work to certain Portfolio Properties pursuant to the Renovation-Related Agreements.

“Renovation Agreement” shall mean the Renovation Agreement of even date herewith among Landlord, Tenant, and Marriott International Design & Construction Services, Inc.

“Renovation-Related Agreements” shall mean the Master Funding Agreement and the Renovation Agreement.

“Renovation Funding Default” shall mean a failure of Landlord or Tenant to timely fund the costs of the Renovations in accordance with the Renovation-Related Agreements.

“Reserve” shall have the meaning, for each Property, given such term in the Management Agreement for such Property.

“Second Incentive Management Fee” shall have the meaning, for each Property, given such term in the Management Agreement for such Property.

“Security Deposit” shall mean the security deposit in the aggregate original amount of Sixty-Four Million Seven Hundred Thousand Dollars ($64,700,000), held by Tenant pursuant to the terms of the Security Deposit Agreement.

“Security Deposit Advances” shall mean advances made pursuant to the terms of the Security Deposit Agreement.

“Security Deposit Agreement” shall mean the Security Deposit Agreement of even date herewith among Marriott, the Managers and Tenant.

“Security Deposit Replenishment” shall mean the amounts paid or payable in respect of Section 2.02.A(4) to the replenishment of the Security Deposit to the original amount of Sixty-Four Million Seven Hundred Thousand Dollars ($64,700,000), as such amount may be adjusted from time to time pursuant to the Security Deposit Agreement.

“Sum Due Marriott” shall have the meaning set forth in Section 2.02.A(2).

“Sum Due Tenant” shall have the meaning set forth in Section 2.02.A(2).

“System Fee” shall have the meaning, for each Property, given such term in the Management Agreement for such Property.

“Tenant” shall have the meaning given such term in the Preamble.

“Tenant Advances” shall mean Tenant Working Capital Advances and Tenant Aggregate Operating Loss Advances made by Tenant from time to time, together with simple interest at the rate of nine percent (9%) per annum on the outstanding balance thereof from time to time.

“Tenant Aggregate Operating Loss Advance” shall have the meaning set forth in Section 3.03.

“Tenant Deconsolidation Event” shall have the meaning set forth in Section 6.02.A.

“Tenant Working Capital Advances” shall have the meaning set forth in Section 5.01.B.

“Tenant’s Priority” shall have the meaning, for each Property, given such term in the Management Agreement for such Property.

“Tenant’s Termination Threshold” shall mean, for any given period, an amount equal to ninety percent (90%) of Aggregate Tenant’s Priority.

“Working Capital” shall have the meaning, with respect to each Property, given such term in the Management Agreement for such Property.

ARTICLE II

COMPENSATION OF MANAGERS; PRIORITIES FOR

DISTRIBUTION OF AGGREGATE OPERATING PROFIT

2.01.        System and Incentive Management Fees

In lieu of the System Fee, the First Incentive Management Fee, and the Second Incentive Management Fee to be paid pursuant to Section 3.01 of each Management Agreement, the Managers of the Portfolio Properties and Tenant agree that such Managers shall be paid, collectively, the following management fees:

A.                                   The Aggregate System Fee; plus

B.            The Aggregate First Incentive Management Fee; plus

C.            The Aggregate Second Incentive Management Fee.

The Aggregate First Incentive Management Fee and the Aggregate Second Incentive Management Fee shall be allocated among the Managers as the Managers shall determine in their sole discretion, and Tenant shall have no responsibility or liability in connection with any such allocation as determined by the Managers or the distribution thereof among the Managers.  If in any Portfolio Fiscal Year the amount of Aggregate Operating Profit is insufficient, after distributions higher in the priority of payments set forth in Section 2.02.A, to pay the full amount of the Aggregate First Incentive Management Fee or the Aggregate Second Incentive

Management Fee due for such Portfolio Fiscal Year, the amount paid shall be allocated among the Managers as the Managers shall determine in their sole discretion, and any portion of the Aggregate First Incentive Management Fee or the Aggregate Second Incentive Management Fee for such Portfolio Fiscal Year left unpaid shall be deemed waived and shall not accrue or be payable in any subsequent Portfolio Fiscal Year and in no event shall Tenant be liable for the payment of any unpaid portion to Managers.

2.02         Priorities for Distribution of Aggregate Operating Profit

A.            Aggregate Operating Profit shall be distributed, to the extent available, in the following order of priority (which distributions Marriott and the Managers are irrevocably authorized to pay):

(1)           First, to Tenant, in an amount equal to Aggregate Tenant’s Priority.

(2)           Second, pari passu, to (i) Tenant in an amount necessary to reimburse Tenant for all Tenant Advances made by Tenant which have not yet been repaid by distributions pursuant to this Section 2.02.A(2), and (ii) to Marriott, in an amount necessary to reimburse Marriott and/or any Affiliate for all Additional Marriott Advances and all Additional Manager Advances made by Marriott or any Affiliate from time to time which have not yet been repaid by distributions pursuant to this Section 2.02.A(2).  If at any time the amounts available for distribution to Tenant and Marriott and/or any Affiliate pursuant to this Section 2.02.A(2) (“Available Funds”) are insufficient (a) to repay to Tenant all outstanding Tenant Advances (the “Sum Due Tenant”), and (b) to repay to Marriott and/or any Affiliate all outstanding Additional Marriott Advances and Additional Manager Advances (the “Sum Due Marriott”), then (x) Tenant shall be paid from the Available Funds the amount obtained by multiplying a number equal to the amount of the Available Funds by a fraction, the numerator of which is the Sum Due Tenant and the denominator of which is a number equal to the sum of the Sum Due Tenant plus the Sum Due Marriott, and (y) Marriott shall be paid from the Available Funds the amount obtained by multiplying a number equal to the amount of the Available Funds by a fraction, the numerator of which is the Sum Due Marriott and the denominator of which is a number equal to the sum of the Sum Due Tenant plus the Sum Due Marriott.

(3)           Third, to the Managers, in an amount equal to the Aggregate First Incentive Management Fee.

(4)           Fourth, to Tenant, in an amount necessary for the Security Deposit Replenishment.

(5)           Fifth, to the Managers, in an amount equal to the Aggregate Second Incentive Management Fee.

(6)           Finally, to Tenant, the balance, if any.

B.            For any Portfolio Accounting Period, pursuant to Section 4.03.A below, Tenant shall receive Aggregate Tenant’s Priority on or before the first day of each Portfolio Accounting

Period, subject, however, to the following terms of this Section 2.02.B.  If the projected Aggregate Operating Profit for the applicable Portfolio Accounting Period, as determined by Marriott and the Managers, is less than Aggregate Tenant’s Priority with respect to such Portfolio Accounting Period (an “Aggregate Tenant’s Priority Shortfall”), such Aggregate Tenant’s Priority Shortfall shall first be funded by Security Deposit Advances, and if the Security Deposit is depleted or otherwise insufficient to fund such Aggregate Tenant’s Priority Shortfall, then the amount of the Aggregate Tenant’s Priority Shortfall required to satisfy the Tenant’s Termination Threshold shall be funded by Marriott Guaranty Advances for so long as the Marriott Guaranty Agreement is in effect.  Any amount of the Aggregate Tenant’s Priority Shortfall not funded by Marriott shall accrue and be paid as provided in Section 3.01 hereof.  If Marriott elects not to fund up to the Tenant’s Termination Threshold as provided herein within ten (10) days of receiving written request from Tenant, Tenant shall have the right to effect a termination  of this Agreement and all (but not less than all) of the Management Agreements by written notice to Marriott, which termination shall be effective as of the effective date which is set forth in said notice; provided that said effective date shall be at least thirty (30) days after the date of such notice.  Such termination (i) shall be in accordance with the provisions of Section 11.11 of each Management Agreement, (ii) shall constitute a Manager Default under each Management Agreement, and (iii) shall entitle Tenant to all rights and remedies available to it with respect to Manager Defaults as provided for in Article IX of each Management Agreement.

C.            The parties acknowledge that, as of the Effective Date, the balance of the Security Deposit is Eighteen Million Three Hundred Ninety-One Thousand Eight Hundred Two and 95/100 Dollars ($18,391,802.95).  During the term of this Agreement, Tenant shall not make any payment from the Security Deposit, or otherwise reduce the balance of the Security Deposit, except in connection with a Security Deposit Advance made pursuant to Section 2.02.B above or otherwise as permitted by the Security Deposit Agreement.

ARTICLE III

ACCOUNTING; INTERIM DISTRIBUTIONS; ANNUAL ADJUSTMENTS

3.01         Portfolio Accounting Periods; Statements; Distributions

Within twenty (20) days after the close of each Portfolio Accounting Period, Marriott shall deliver an interim accounting (the “Aggregate Accounting Period Statement”) to Tenant showing Aggregate Gross Revenues, Aggregate Deductions, Aggregate Operating Profit, and applications and distributions thereof for the preceding Portfolio Accounting Period.  Notwithstanding the order of distribution of Aggregate Operating Profit set forth in Section 2.02.A, for each Portfolio Accounting Period, Marriott shall, with each such accounting, transfer to Tenant any interim amounts due Tenant hereunder, transfer to the Managers any interim amounts due the Managers, and retain any interim amounts due to Marriott under Section 2.02.A.  In addition, each Manager shall provide Tenant with interim accountings pursuant to the applicable Management Agreement on an Accounting Period basis for each Portfolio Property that it manages as if the applicable Portfolio Property were not a participant in this Agreement.  If the portion of Aggregate Operating Profit to be distributed to Tenant pursuant to Sections 2.02.A(1), (2) or (4) is insufficient to pay each of such interim amounts then due in full following the end of any Portfolio Accounting Period, any such interim amounts left unpaid shall be paid from and to the extent of Aggregate Operating Profit available therefor at the time distributions are made following successive Portfolio Accounting Periods until such interim amounts are paid in full, and such payments shall be made from such Aggregate Operating Profit in the same order of priority as other payments made on account of such item in such following Portfolio Accounting Periods.  If the portion of Aggregate Operating Profit to be distributed to Marriott or the Managers pursuant to Section 2.02.A(2), (3) or (5) is insufficient to pay each of such interim amounts then due in full following the end of any Portfolio Accounting Period, any such interim amounts left unpaid shall be paid from and to the extent of Aggregate Operating Profit available therefor at the time distributions are made following successive Portfolio Accounting Periods until such interim amounts are paid in full, and such payments shall be made from such Aggregate Operating Profit in the same order of priority as other payments made on account of such item in such following Portfolio Accounting Periods.  Notwithstanding the foregoing sentence, if, in any Portfolio Fiscal Year, the Aggregate First Incentive Management Fee or the Aggregate Second Incentive Management Fee is not payable under Section 2.02.A hereof, the Managers shall not be entitled to the payment of the portion of the Aggregate First Incentive Management Fee or the Aggregate Second Incentive Management Fee not payable under Section 2.02.A hereof, and in no event shall Tenant be liable for the payment of such portion of the Aggregate First Incentive Management Fee or the Aggregate Second Incentive Management Fee.  The portion of Aggregate Operating Profit to be distributed to Tenant as Aggregate Tenant’s Priority and as a Security Deposit Replenishment pursuant to Section 2.02.A for the then current Portfolio Fiscal Year, as well as the portion of Aggregate Operating Profit to be distributed to the Managers as their interim Aggregate First Incentive Management Fee and Second Incentive Management Fee pursuant to Section 2.02.A shall be determined by applying a cumulative prorated amount to such Aggregate Tenant’s Priority, Aggregate First Incentive Management Fee, Security Deposit Replenishment and Aggregate Second Incentive Management Fee (calculated on a year-to-date basis, with the prorated amount being one-thirteenth (1/13) of the total amount for each of such items with respect to each of the Portfolio Properties, for each Portfolio Accounting Period of each Portfolio Fiscal Year) to the year-to-date cumulative Aggregate Operating Profit (all such portions being hereinafter collectively referred to as the “Prorated Portions”).  In each Portfolio Accounting Period after the first Portfolio Accounting Period of a Portfolio Fiscal Year, inclusive, the Prorated Portions shall be adjusted to reflect distributions, in each instance, to Tenant and the Managers and retention by Marriott of Aggregate Operating Profit with respect to such Prorated Portions for prior Portfolio Accounting Periods during the then current Portfolio Fiscal Year.  All distributions shall be made in the order of priority as set forth in Section 2.02.A.

3.02         Annual Accounting Statements and Cash Adjustments

A.            Calculations and payments of the Aggregate First Incentive Management Fee, the Aggregate Second Incentive Management Fee, Aggregate Tenant’s Priority, and distributions of Aggregate Operating Profit made with respect to each Portfolio Accounting Period within a Portfolio Fiscal Year shall be accounted for cumulatively within a Portfolio Fiscal Year, but shall not be cumulative from one Portfolio Fiscal Year to the next.  Calculations and payments of Reimbursable Advances and the Security Deposit Replenishment shall be accounted for cumulatively within a Portfolio Fiscal Year, and shall be cumulative from one Portfolio Fiscal Year to the next.  Within sixty (60) days after the end of each Portfolio Fiscal Year, Marriott and the Managers shall deliver to Tenant a statement (the “Aggregate Annual Operating Statement”) in reasonable detail summarizing the operations of the Portfolio Properties for the immediately preceding Portfolio Fiscal Year, and an Officer’s Certificate certifying that such Aggregate Annual Operating Statement is true and correct.  Marriott, the Managers and Tenant shall, within ten (10) Business Days after Tenant’s receipt of such Aggregate Annual Operating Statement, make any adjustments, by cash payment, in the amounts paid or retained for such Portfolio Fiscal Year as are needed because of the final figures set forth in such Aggregate Annual Operating Statement.  Such final accounting shall be controlling over the interim accountings and shall be final subject to adjustments required as a result of an audit requested by Landlord or Tenant pursuant to each Management Agreement.  No adjustment shall be made for any Aggregate Operating Loss or Aggregate Operating Profit in a preceding or subsequent Portfolio Fiscal Year.  Each Manager shall provide Tenant with interim and annual statements pursuant to the applicable Management Agreement for each Portfolio Property that it manages as if the applicable Portfolio Property were not a participant in this Agreement.

B.            In addition, on or before April 30 of each Portfolio Fiscal Year, commencing on April 30, 2012, the Marriott and the Managers shall deliver to Tenant and Landlord an Officer’s Certificate setting forth the totals of Aggregate Gross Revenue, Aggregate Deductions, the calculation of Aggregate Tenant’s Priority and Security Deposit Replenishments for the Properties which were Portfolio Properties with respect to which this Agreement was in effect for the preceding Portfolio Fiscal Year, subject to the audit rights of Tenant as set forth in each Management Agreement.

3.03         Aggregate Operating Loss

To the extent there is an Aggregate Operating Loss for any Portfolio Accounting Period, Tenant shall have the right, without any obligation and in its sole and absolute discretion, to advance funds required to fund such Aggregate Operating Loss within twenty (20) days after Marriott has delivered written notice thereof to Tenant.  Any Aggregate Operating Loss so funded by Tenant shall constitute a “Tenant Aggregate Operating Loss Advance.”  If Tenant does not fund such Aggregate Operating Loss, Marriott shall also have the right, within twenty (20) days after such initial twenty (20) day period, without any obligation and in its sole and absolute discretion, to advance funds required to fund such Aggregate Operating Loss, and any such advance shall constitute an Additional Marriott Advance.  Tenant Aggregate Operating Loss Advances shall be repaid in accordance with Section 2.02.A(2) hereof, and Additional Marriott Advances shall be repaid in accordance with Section 2.02.A(2) hereof.  If neither party elects to advance funds required to fund such Aggregate Operating Loss as provided for herein, the parties will have the rights set forth in Section 4.01.E of each Management Agreement for such Portfolio Properties (which right may be exercised as to all, but not less than all, of such Portfolio Properties).

ARTICLE IV

ACCOUNTS; EXPENDITURES

4.01         Accounts

All funds derived from operation of the Portfolio Properties shall be deposited in one or more bank accounts designated by Marriott, which accounts may be commingled accounts containing other funds owned by or managed by Marriott.  The Pooled Reserve shall be held in an interest bearing escrow reserve account in a bank or similar institution designated by Manager and reasonably acceptable to Tenant and Landlord, and the Pooled Reserve shall not be commingled with any other funds.  Withdrawals from said accounts shall be made solely by representatives of Marriott whose signatures have been authorized.  Reasonable petty cash funds shall be maintained at the Portfolio Properties.

4.02                           Expenditures and Payments

A.            Marriott, on behalf of and in coordination with the Managers pursuant to their obligations under the Management Agreements, and in each instance subject to the provisions of this Agreement, shall make expenditures, to the extent of the sufficiency of funds available therefor pursuant to this Agreement, for all Aggregate Deductions, and then, to reimburse Marriott or any Affiliate for expenditures to the extent such expenditures have constituted a Manager Reserve Advance pursuant to any of the Management Agreements.  Payments made to reimburse Marriott or any Affiliate for expenditures to the extent that such expenditures have constituted a Manager Reserve Advance shall be deducted from Aggregate Operating Profit prior to any other deduction or distribution therefrom except for distributions of Aggregate Tenant’s Priority.

B.            Tenant irrevocably directs Marriott to pay and Marriott agrees to pay (or repay, as applicable), from Aggregate Operating Profit, without notice, demand or request therefor, but in each instance subject to the provisions of this Agreement: (i) Aggregate Tenant’s Priority, to Tenant when due and payable hereunder, to the extent of the sufficiency of Aggregate Operating Profit therefor, (ii) distributions to Tenant, Marriott and/or the Managers with respect to the Tenant Advances, Additional Marriott Advances and Additional Manager Advances, (iii) distributions to the Managers with respect to the Aggregate First Incentive Management Fee, (iv) distributions to Tenant to replenish any Security Deposit Advances, (v) distributions to the Managers with respect to the Aggregate Second Incentive Management Fee, and (vi) distributions to Tenant of the remaining balance, if any, in each of the foregoing instances set forth in this Section 4.02.B(i) through (vi), at the time interim distributions are made pursuant to Section 3.01, and to the extent of the sufficiency of and in the order of distribution of Aggregate Operating Profit pursuant to Section 2.02.A.

4.03                           Classification of Advances Made by Marriott to Cover Payments of Minimum Aggregate Tenant’s Priority

A.            The parties acknowledge that Tenant, to ensure that Tenant has sufficient funds to timely pay Minimum Rent due pursuant to the Lease, must receive, and Marriott agrees to pay to

Tenant subject to the sufficiency of funds available therefor pursuant to this Agreement, the Security Deposit Agreement and the Marriott Guaranty Agreement (in each case subject to the terms and provisions of such agreements) and in accordance with Section 2.02.B hereinabove, Aggregate Tenant’s Priority on or before the first day of each Portfolio Accounting Period.  As a result, it is possible that Marriott will pay Aggregate Tenant’s Priority prior to determining whether Aggregate Operating Profit for such Portfolio Accounting Period was adequate to cover such Aggregate Tenant’s Priority.  If for any given Portfolio Accounting Period it is determined that Aggregate Operating Profit was inadequate to cover any such payments of Aggregate Tenant’s Priority made by Marriott with respect to such Portfolio Accounting Period, then one of the following shall be applicable:

1.                                       if the Guaranty Term had not expired before the first day of such Portfolio Accounting Period and Marriott’s obligation to advance funds had not terminated for any other reason pursuant to the terms of the Marriott Guaranty Agreement (an expiration or termination as aforesaid, hereinafter, a “Guaranty Termination Event”), then (a) that portion of Aggregate Tenant’s Priority paid with respect to such Portfolio Accounting Period up to the amount of Tenant’s Termination Threshold with respect to such Portfolio Accounting Period, not otherwise funded or required to be funded by a Security Deposit Advance, shall be deemed to be a Marriott Guaranty Advance made pursuant to the Marriott Guaranty Agreement, and (b) the remaining portion of Aggregate Tenant’s Priority paid with respect to such Portfolio Accounting Period in excess of Tenant’s Termination Threshold may be deducted by Marriott from any payment of Aggregate Tenant’s Priority to be made with respect to any successive Portfolio Accounting Period until reimbursed to Marriott; or

2.                                       if a Guaranty Termination Event had occurred prior to the first day of such Portfolio Accounting Period, then that portion of Aggregate Tenant’s Priority paid with respect to such Portfolio Accounting Period in excess of the amount of Aggregate Operating Profit for such Portfolio Accounting Period, not otherwise funded or required to be funded by a Security Deposit Advance, shall be, at Marriott’s option, (a) deemed to have been funded by Marriott as an Additional Marriott Advance, up to the amount of Tenant’s Termination Threshold, with any amount paid in excess of Tenant’s Termination Threshold to be deducted by Marriott from any payment of Aggregate Tenant’s Priority to be made with respect to any successive Portfolio Accounting Period until reimbursed to Marriott, or (b) deducted by Marriott from any payment of Aggregate Tenant’s Priority to be made with respect to any successive Portfolio Accounting Period until reimbursed to Marriott.

No provision of this Section 4.03.A shall be construed to require Marriott to make payments of Aggregate Tenant’s Priority except from Aggregate Operating Profit or, if the Security Deposit is depleted or otherwise insufficient, then from Marriott Guaranty Advances (for payments up to Tenant’s Termination Threshold) available therefor.

B.            Notwithstanding anything herein to the contrary, within twenty (20) days after the end of each Portfolio Accounting Period, Marriott shall determine whether it is deemed to have made an Additional Marriott Advance or a Marriott Guaranty Advance (pursuant to the terms of the Marriott Guaranty Agreement) with respect to such Portfolio Accounting Period, and if Marriott has made such an advance with respect to such Portfolio Accounting Period, Marriott shall advise Tenant in writing of the type and amount of such advance (each such notice, an “Advance Notice”), and the balance of the Aggregate Amount Funded shall be deemed increased by the amount of any Marriott Guaranty Advance.  Tenant may, in its sole discretion, elect immediately to repay any such advance.  This paragraph shall only be applicable with respect to advances made or deemed made pursuant to this Section 4.03.

C.            Notwithstanding anything herein to the contrary, if Landlord or Tenant fail timely to fund the cost of the Renovations to the Portfolio Properties in accordance with the Renovation-Related Agreements, and such failure continues for a period of ten (10) days following receipt of Marriott’s written request for the same to Landlord and Tenant, then (i) such failure shall constitute a Guaranty Termination Event, and (ii) any and all Marriott Guaranty Advances made prior to the date thereof, less any amounts previously paid to the Managers prior to the date thereof in respect of the Aggregate First Incentive Management Fee pursuant to Section 2.02.A(3) hereof, shall be immediately due and payable by Landlord and Tenant (and/or by HPT pursuant to the HPT Guaranty) to Marriott.

4.04         Financial Statements.  Marriott shall furnish the following statements to Tenant:

A.            In the event the same shall no longer be required to be made public, within forty-five (45) days after each of the first three fiscal quarters of any Portfolio Fiscal Year, the most recent Consolidated Financials.

B.            In the event the same shall no longer be required to be made public, within ninety (90) days after the end of each Portfolio Fiscal Year, the most recent Consolidated Financials for such year, certified by an independent certified public accountant.

C.            Promptly after the sending or filing thereof, but only to the extent not otherwise publicly available, copies of all reports which Marriott sends to its security holders generally, and copies of all periodic reports which Marriott files with the United States Securities and Exchange Commission or any stock exchange on which its shares are listed or traded.

ARTICLE V

POOLING OF WORKING CAPITAL AND RESERVES

5.01                           Pooling of Working Capital

A.            The Working Capital applicable to all Portfolio Properties pursuant to the Management Agreements shall be pooled and used by Marriott for the purposes set forth in Section 4.02.A hereof pursuant to the Managers’ cash-management policies (the “Pooled Working Capital”).  Upon any Manager Deconsolidation Event as to one or more but less than all of the Portfolio Properties, Pooled Working Capital shall be allocated as described in Section

6.02.B; provided, however, that any allocation of Pooled Working Capital following the sale (or deemed sale) of an Exit Hotel shall be made in accordance with the terms of the Exit Hotel Agreement.  Upon the expiration or termination of all Management Agreements for all Portfolio Properties, Tenant shall, except as otherwise provided in the Management Agreements or this Agreement, receive any unused Pooled Working Capital.

B.            Tenant shall have the right, without any obligation and in its sole and absolute discretion, within ten (10) Business Days after written request therefor, to advance funds necessary to maintain Pooled Working Capital at a level determined by Marriott to be reasonably necessary to satisfy the needs of the Portfolio Properties as their operation may from time to time require.  Any such request by Marriott shall be accompanied by a reasonably detailed explanation of the reasons for this request.  All funds so advanced shall be added to Pooled Working Capital.  All advances made by Tenant pursuant to this Section 5.01.B shall constitute “Tenant Working Capital Advances.”  Tenant Working Capital Advances shall be repaid in accordance with Section 2.02.A(2).  Additionally, if Tenant does not elect to provide such additional funds, Marriott shall also have the right, without any obligation and in its sole and absolute discretion, within ten (10) Business Days after such initial ten (10) Business Day period, to advance such additional funds as Tenant elected not to advance, and any such advance shall constitute an Additional Marriott Advance.  Additional Marriott Advances shall be repaid in accordance with Section 2.02.A(2).  If neither party elects to advance funds as contemplated in this Section 5.01.B, the parties will have the rights set forth in Section 4.05.A of each Management Agreement for such Portfolio Properties (which right may be exercised as to all, but not less than all, of such Portfolio Properties).

5.02                           Pooling of Reserves

All deposits required to be made to the Reserves pursuant to the Management Agreements with respect to the Portfolio Properties shall instead be pooled into one account to be used for the purposes set forth in the Management Agreements for the Portfolio Properties on a pooled basis (the “Pooled Reserve”). The funds in the Pooled Reserve shall be available for all Portfolio Properties regardless of the amount of funds that would otherwise be held in a Reserve for a particular Portfolio Property if the Reserves were separately maintained.  Upon any Manager Deconsolidation Event as to one or more but less than all of the Portfolio Properties, the Pooled Reserve shall be allocated as described in Section 6.02.B; provided, however, that any allocation of the Pooled Reserves following the sale (or deemed sale) of an Exit Hotel shall be made in accordance with the terms of the Exit Hotel Agreement.  Upon the expiration or termination of all Management Agreements for all Portfolio Properties, Marriott shall, except as otherwise provided in the Management Agreements or this Agreement, release and transfer to Landlord or (if directed by Landlord) to Tenant the remaining Pooled Reserve funds after payment of all expenses that are to be paid out of the Reserves pursuant to the Management Agreements relating to periods prior to such expiration or termination.

ARTICLE VI

REMOVAL OF PROPERTIES AS PORTFOLIO PROPERTIES

6.01         Intentionally Deleted.

6.02                           Removal of Properties as Portfolio Properties

Each of the following shall be, with respect to any Portfolio Property, and subject to the immediately succeeding paragraph, a “Deconsolidation Event”:  (i) if any Portfolio Property (other than an Exit Hotel sold (or deemed sold) in accordance with the terms of the Exit Hotel Agreement) ceases to be owned by Landlord as of the date hereof, or any Affiliate thereof or of HPT, which for the purposes hereof, shall include a transfer of a Controlling Interest in Landlord if following such transfer, Landlord is not owned or controlled by HPT or an Affiliate of HPT (a “Landlord Deconsolidation Event”); (ii) if any Portfolio Property (other than an Exit Hotel sold (or deemed sold) in accordance with the terms of the Exit Hotel Agreement) ceases to be leased by Tenant, or any Affiliate thereof or of HPT, which for the purposes hereof, shall include a transfer of a Controlling Interest in Tenant other than to HPT or an Affiliate of HPT (a “Tenant Deconsolidation Event”); or (iii) if the applicable Management Agreement is terminated with respect to such Portfolio Property, and the same does not otherwise result in the execution of a “New Management Agreement” under the applicable Owner Agreement (other than with respect to an Exit Hotel sold (or deemed sold) in accordance with the terms of the Exit Hotel Agreement)  (a “Manager Deconsolidation Event”).  Except as expressly set forth herein, no provision of this Agreement shall be construed as modifying the terms of the Lease or any Management Agreement, Franchise Agreement or Owner Agreement with respect to transfer of any interest of any part therein.

Notwithstanding the foregoing, or anything to the contrary contained herein or in any other Portfolio Agreement, except with respect to a total condemnation of any Property, (1) no Landlord Deconsolidation Event shall or can occur prior to the expiration or earlier termination of this Agreement; (2) no Tenant Deconsolidation Event shall or can occur prior to the completion of the Renovations pursuant to the Renovation-Related Agreements; and (3) following the completion of the Renovations pursuant to the Renovation-Related Agreements, Tenant may consummate a Tenant Deconsolidation Event with respect to all (but not less than all) of the Portfolio Properties subject to this Agreement at the time of such Tenant Deconsolidation Event, at no cost to Marriott or the Managers, provided that (a) Landlord or an Affiliate thereof or HPT shall continue to own the Portfolio Properties, (b) the permitted purchaser must meet and comply with the requirements of Section 10.02 of the Management Agreements and those set forth in the Lease, and (c) Landlord, Tenant and the permitted purchaser shall execute and deliver such documents as Marriott and the Managers may reasonably require, including any documents required under the Owner Agreement, to reflect such assignment or transfer and the continued applicability of the Portfolio Agreements with respect to the Portfolio Properties.

A.            From and after the date of a Manager Deconsolidation Event with respect to any particular Portfolio Property, such Property shall no longer be treated as a Portfolio Property pursuant to this Agreement.  If the Manager Deconsolidation Event occurs on a day other than the last day of a Portfolio Accounting Period, the parties shall exclude such prorated amounts of the Gross Revenues and Deductions (and other amounts as may be necessary) applicable to such Property for the period following the Manager Deconsolidation Event, as are appropriate in their reasonable judgment, in the calculation of Aggregate Gross Revenues and Aggregate Deductions (and other amounts as may be necessary) for the Portfolio Accounting Period in which the Manager Deconsolidation Event occurred.  Additionally, the parties shall make such prorations, adjustments, allocations, and changes pursuant to the Allocation Formula set forth in Section 6.02.C hereof to reflect the removal of such Property from being subject to this Agreement, including, without limitation, to allocate to such Property its continuing liability with respect to any outstanding Additional Marriott Advances, any outstanding Additional Manager Advances, any outstanding Security Deposit Advances remaining to be replenished, and any outstanding Tenant Advances.  Notwithstanding the foregoing, if the applicable Manager will not continue to manage the Property being removed pursuant to the Management Agreement applicable to such Property, then (a) Tenant shall require that any successor manager enter into a cash management agreement to which the applicable Manager and Marriott are each a party which provides for assurances that the Operating Profit for such Hotel is applied to repay amounts due to the applicable Manager and Marriott in accordance with Section 3.02.B of the Management Agreement with respect to the Hotel, as the applicable Manager and Marriott may reasonably require, or (b) HPT shall provide (and Tenant shall cause HPT to so provide) a written guaranty that the Operating Profit for such Hotel shall be applied to repay amounts due to the applicable Manager and Marriott in accordance with Section 3.02.B of the Management Agreement with respect to each such Hotel which Manager will no longer continue to manage.  Additionally, in the case of a Manager Deconsolidation Event, Tenant and the applicable Manager, both acting reasonably, shall determine the portion of (1) the Pooled Working Capital allocable to the Property being removed from this Agreement and the amount of the Pooled Working Capital so allocated shall be remitted to the parties entitled to the same pursuant to the applicable Management Agreement, the Owner Agreement and this Agreement, and (2) the Pooled Reserve allocable to the Property being removed from this Agreement and the amount of the Pooled Reserve so allocated shall, after payment of all amounts properly payable therefrom pursuant to the Management Agreement and this Agreement: (i) if the Property which is the subject of such Manager Deconsolidation Event shall remain subject to the Lease, be made available to Tenant to allow Tenant to fulfill its obligations under the Lease, and (ii) otherwise, be delivered to Landlord.  In determining the portion of the Pooled Reserve allocable to such Property, the parties shall take into account whether and when such Property and the Portfolio Properties have each undergone a substantial soft-goods or case-goods replacement.

C.            The “Allocation Formula” shall be to multiply the amount in question by a fraction, the numerator of which is the Operating Profit for the Property with respect to which a Manager Deconsolidation Event has occurred for the preceding thirteen (13) full Portfolio Accounting Periods, and the denominator of which is the Aggregate Operating Profit for all Portfolio Properties for the same period.

D.            From and after the date of a Tenant Deconsolidation Event as permitted hereinabove (that is not also a Manager Deconsolidation Event) with respect to the Portfolio Properties, such Portfolio Properties shall continue to be subject to the terms, conditions and provisions of this Agreement and of the other Portfolio Agreements.  In connection with any permitted Tenant Deconsolidation Event, Landlord, Tenant and the permitted successor to Tenant shall execute and deliver such documents as Marriott and the Managers may reasonably require to confirm and reflect such Tenant Deconsolidation Event and the continued applicability of this Agreement and the other Portfolio Agreements with respect to the Portfolio Properties.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.01         Notices.  Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt sent by certified or registered mail or Express Mail service, postage prepaid, return receipt requested or by nationally recognized overnight delivery service, addressed to the parties as follows:

To Tenant:	HPT TRS MRP, Inc.
c/o Hospitality Properties Trust
Two Newton Place
255 Washington Street
Newton, Massachusetts 02458
Attn: President
Phone: (617) 964-8389
Fax: (617) 969-5730

To Marriott:	Marriott International, Inc.
(and/or to a	10400 Fernwood Road
Manager,	Bethesda, Maryland 20817
addressed to	Attn: Department 52/923 — Hotel Operations
such Manager	Phone: (301) 380-9555
in care of	Fax: (301) 380-6727
Marriott)

with copy to:	Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: Department 51/911 — Lodging Financial Analysis
Phone: (301) 380-7301
Fax: (301) 380-1074

or at such other address as is from time to time designated by the party receiving the notice.  Any such notice that is mailed in accordance herewith shall be deemed received when delivery is received or refused, as the case may be.  Additionally, notices may be given by facsimile transmission, provided that a hard copy of said transmission shall be delivered to the addressee by nationally recognized overnight delivery service by no later than the second (2nd) business day following such transmission.  Facsimiles shall be deemed delivered on the date of such transmission, if received during the receiving party’s normal business hours or, if not received during the receiving party’s normal business hours, then on the next succeeding date on which the receiving party is open for normal business.

7.02         Applicable Law.

This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Maryland, without regard to its “choice of law” rules.

7.03         Dispute Resolution; Arbitration and Expert Resolution.  Disputes under this Agreement shall be resolved by Arbitration in accordance with the procedures set forth in Section 11.22.A of the Management Agreements, unless the underlying dispute is one which, if arising under the Management Agreements would be resolved by referral to an Expert, in which event, the Dispute shall be resolved in accordance with the procedures set forth in Section 11.22.B of the applicable Management Agreement(s).

7.04         Waiver of Jury Trial.  In the event there occurs a Dispute, or an aspect of a Dispute, which under the Rules cannot be resolved by Arbitration, but must be referred to a court for determination, each of Tenant, Marriott and the Managers hereby absolutely, irrevocably and unconditionally waive trial by jury in connection with any litigation, action, suit or proceeding relating to the resolution of such Dispute.

7.05         Binding Effect

The rights, powers, privileges, and discretions (hereinafter referred to as the “rights”) to which the parties may be entitled hereunder shall inure to the benefit of each of their respective successors and permitted assigns.  All the rights of the parties herein are cumulative and not alternative and may be enforced successively or concurrently.  Failure of either party to exercise any of its rights shall not be deemed a waiver thereof, and no waiver of any of a party’s rights shall be deemed to apply to any other rights.  The terms, covenants, and conditions of or imposed upon each party herein shall be binding upon the successors and assigns of such party.

7.06         Severability

In case any provision (or any part of any provision) contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalid, illegal or unenforceable provision shall not affect any other provision (or remaining part of the affected provision) of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been included herein.

7.07         Grammar

When used herein, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.

7.08         Time of the Essence

Time is of the essence in the performance of the obligations and undertakings of the parties hereto.

7.09         Captions

The captions appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the sections of this Agreement nor in any way affect this Agreement.

7.10         Remedies

No remedy herein conferred upon a party hereto is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.11         Due Authorization

Each party hereto represents and warrants to the other that this Agreement has been duly authorized, executed and delivered by the representing party, and constitutes the binding and enforceable obligation of such party subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

7.12         Counterparts

The parties agree that this Agreement may be signed and delivered in counterparts.

7.13         Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

7.14         GAAP.  All calculations made pursuant to this Agreement shall, except to the extent expressly provided to the contrary herein, be made in accordance with generally accepted accounting principles, consistently applied.

7.15         Tenant’s Obligations Under The Lease.  Nothing contained herein shall limit Tenant’s obligations under the Lease.  It is acknowledged by the parties hereto that this Agreement is not intended to, and shall not, interfere with or restrict Landlord’s rights under the Lease.

7.16         Termination of Tenant Liability.  Upon expiration of the entire term of each Management Agreement and expiration of the entire term of the Lease (in each instance including with respect to any exercised renewals), and provided that such expiration did not result from a default by Tenant under any Management Agreement, Tenant shall have no further liability for repayment of Additional Marriott Advances made pursuant to this Agreement.

7.17         Default.  It shall be a default by any party hereto if such party fails to perform any obligation hereunder within eight (8) Business Days after receipt of written notice from a non-defaulting party demanding such cure, or, if such default is susceptible of cure, but such cure cannot be accomplished within said eight (8) Business Day period of time, if the defaulting party fails to commence the cure of such default within such eight (8) Business Day period of such notice or thereafter fails to diligently pursue such cure to completion.

7.18         NONLIABILITY OF OFFICERS, ETC.  NO TRUSTEE, OFFICER, SHAREHOLDER OR AGENT OF MARRIOTT, ANY MANAGER OR TENANT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, MARRIOTT, ANY MANAGER OR TENANT.  ALL PERSONS DEALING WITH MARRIOTT, ANY MANAGER OR TENANT, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF MARRIOTT, THE APPLICABLE MANAGER OR TENANT, AS THE CASE MAY BE, FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION HEREUNDER.

7.19         Single Agreement; Integration.

A.            It is expressly acknowledged and agreed by each of Marriott, the Managers, Landlord and Tenant that the underlying terms and conditions of this Agreement, the Marriott Guaranty Agreement, the Management Agreements, the Franchise Agreements and each and every other document and agreement entered into in connection herewith or therewith and/or contemplated hereby or thereby (collectively, the “Deal Terms”) have been negotiated by the parties as a single integrated transaction.  The fact that there exists separate Management Agreements for the different hotel brands is merely a matter of convenience to Marriott and the Managers to reflect their existing internal corporate organization.  The purpose of this Agreement and the intent of the parties hereto is that the Portfolio Properties at all times constitute a single pool and a portfolio.  The purpose of this Agreement is that the Portfolio Properties constitute a single pool and the Deal Terms have been established with that purpose.  The aggregation and integration of the Portfolio Properties into a single pool and portfolio is a material inducement to Landlord and Tenant to agree to the Deal Terms and an underiding principle of the Deal Terms.

(B)           The Managers acknowledge and agree that a fundamental and material purpose of this Agreement is to integrate the Portfolio Properties and Deal Terms as one and to invalidate the right of any Manager to reject any Management Agreement or this Agreement as to a particular Portfolio Property (and not to all Portfolio Properties) in the event of a bankruptcy of such Manager.  Accordingly, each Manager hereby waives, to the maximum extent permitted by law, any right to terminate this Agreement or reject any of the Deal Terms, whether pursuant to the Title 11 of the U.S. Code or any other similar insolvency or state bankruptcy laws.

7.20                  Special Termination Right.

The parties acknowledge and agree that if, notwithstanding the provisions of Section 7.19.B any Manager terminates any Management Agreement or this Agreement in connection with such Manager’s reorganization, recapitalization or bankruptcy, Tenant shall have the right to terminate each remaining Management Agreement and Franchise Agreement (without any termination fee or penalty) by giving written notice thereof to Marriott and the Managers, in which event, all Management Agreements and Franchise Agreements shall terminate on the later to occur of the date set forth in such notice and thirty (30) days after the giving thereof.

[Signatures begin on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with the intention of creating an instrument under seal.

MARRIOTT:

WITNESS:		MARRIOTT INTERNATIONAL, INC.

	/s/ Edward S. Evans III	By:	/s/ Michael E. Dearing	(SEAL)
Name:	Edward S. Evans III	Name:	Michael E. Dearing
		Title:	Authorized Signatory

MANAGERS:

WITNESS:		MARRIOTT HOTEL SERVICES, INC.

	/s/ Edward S. Evans III	By:	/s/ Michael E. Dearing	(SEAL)
Name:	Edward S. Evans III	Name:	Michael E. Dearing
		Title:	Authorized Signatory

WITNESS:		RESIDENCE INN BY MARRIOTT, LLC

	/s/ Edward S. Evans III	By:	/s/ Michael E. Dearing	(SEAL)
Name:	Edward S. Evans III	Name:	Michael E. Dearing
		Title:	Authorized Signatory

WITNESS:		COURTYARD MANAGEMENT CORPORATION

	/s/ Edward S. Evans III	By:	/s/ Michael E. Dearing	(SEAL)
Name:	Edward S. Evans III	Name:	Michael E. Dearing
		Title:	Authorized Signatory

WITNESS:		SPRINGHILL SMC, LLC

	/s/ Edward S. Evans III	By:	/s/ Michael E. Dearing	(SEAL)
Name:	Edward S. Evans III	Name:	Michael E. Dearing
		Title:	Authorized Signatory

WITNESS:		TOWNEPLACE MANAGEMENT, LLC

	/s/ Edward S. Evans III	By:	/s/ Michael E. Dearing	(SEAL)
Name:	Edward S. Evans III	Name:	Michael E. Dearing
		Title:	Authorized Signatory

S-1

[Signature page to Pooling Agreement]

TENANT:

WITNESS:		HPT TRS MRP, INC.

	/s/ Judith A. Crowley	By:	/s/ Jennifer B. Clark	(SEAL)
Name:	Judith A. Crowley	Name:	Jennifer B. Clark
		Title:	President

S-2

[Signature page to Pooling Agreement]

Exhibit A

Portfolio Properties

(Initially Comprised of Retained Hotels and Initial Exit Hotels)

Retained Hotels

1	33752	MHR	Nashville Airport Marriott	TN

2	311MD	CY	Houston Hobby Airport	TX
3	311Q8	CY	Allentown Bethlehem/Lehigh Valley Airport	PA
4	311QH	CY	Charleston Coliseum	SC
5	311JP	CY	Oakland Emeryville	CA
6	311Q1	CY	Tempe Downtown	AZ
7	311Q3	CY	Pleasant Hill	CA
8	311QD	CY	Oklahoma City Northwest	OK
9	311QB	CY	San Ramon	CA
10	311QC	CY	Richmond Northwest	VA
11	311NF	CY	Dallas Richardson at Campbell	TX
12	311QN	CY	Las Vegas Summerlin	NV
13	311QW	CY	Phoenix Chandler	AZ
14	311QX	CY	San Francisco Airport/Oyster Point Waterfront	CA

15	57135	RIBM	Chicago Downtown/Magnificent Mile	IL
16	57312	RIBM	Dallas Market Center	TX
17	57316	RIBM	Albuquerque	NM
18	57315	RIBM	Dallas Central Expressway	TX
19	57233	RIBM	Atlanta Alpharetta/Windward	GA
20	57133	RIBM	Philadelphia Willow Grove	PA
21	57235	RIBM	Nashville Brentwood	TN
22	57427	RIBM	Scottsdale Paradise Valley	AZ
23	57130	RIBM	Syracuse Carrier Circle	NY
24	57428	RIBM	Tempe	AZ
25	57421	RIBM	Huntington Beach Fountain Valley	CA
26	57236	RIBM	Durham Research Triangle Park	NC
27	57129	RIBM	Annapolis	MD
28	57126	RIBM	Boston Westborough	MA
29	57424	RIBM	San Diego Rancho Bernardo/Carmel Mountain Ranch	CA
30	57430	RIBM	Fresno	CA
31	57319	RIBM	Fort Worth Fossil Creek	TX
32	57322	RIBM	Dallas Richardson	TX
33	57320	RIBM	San Antonio Downtown/Alamo Plaza	TX
34	57433	RIBM	Reno	NV
35	57145	RIBM	Charlottesville	VA
36	57239	RIBM	Atlanta Kennesaw/Town Center	GA

37	57144	RIBM	Fair Lakes Fairfax	VA
38	57152	RIBM	Chicago Waukegan/Gurnee	IL
39	57248	RIBM	Raleigh Cary	NC
40	57243	RIBM	New Orleans Downtown	LA
41	57147	RIBM	Baltimore BWI Airport	MD
42	57143	RIBM	Parsippany	NJ
43	57251	RIBM	Atlanta Alpharetta/North Point Mall	GA
44	57155	RIBM	Charleston	WV
45	57441	RIBM	San Francisco Airport/Oyster Point Waterfront	CA

46	192KC	SHS	Seattle South/Renton	WA
47	192KD	SHS	Nashville Airport	TN

48	645A2	TPS	Chantilly Dulles South	VA
49	645AL	TPS	Falls Church	VA
50	645BF	TPS	Seattle South/Renton	WA

Initial Exit Hotels

1	57237	RIBM	Columbus Dublin	OH
2	57429	RIBM	Flagstaff	AZ
3	57128	RIBM	Detroit Warren	MI
4	57242	RIBM	Birmingham Homewood	AL
5	57142	RIBM	Allentown Bethlehem/Lehigh Valley Airport	PA
6	57250	RIBM	Raleigh-Durham Airport	NC

7	645A1	TPS	Newport News Yorktown	VA
8	645A8	TPS	Atlanta Norcross/Peachtree Corners	GA
9	645A9	TPS	Atlanta Northlake	GA
10	645AG	TPS	Virginia Beach	VA
11	645A4	TPS	Richmond	VA
12	645AE	TPS	Chicago Elgin/West Dundee	IL
13	645AK	TPS	Detroit Novi	MI
14	645AX	TPS	Boston North Shore/Danvers	MA
15	645AW	TPS	Scottsdale	AZ

16	311QE	CY	Chicago Elgin/West Dundee	IL
17	311QM	CY	Detroit Novi	MI
18	311Q7	CY	Birmingham Colonnade	AL
19	311Q2	CY	Fort Worth Fossil Creek	TX
20	311QJ	CY	Durham Research Triangle Park	NC

21	33713	MHR	St. Louis Airport Marriott	MO